For Immediate Release

VLOV, INC. REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

▪	Q1 2010 Net Sales Reach $18.1 Million
▪	Q1 2010 Gross Margin Improves 250 Basis Points to 38.3%
▪	Q1 2010 Operating Margin 25.5%
▪	Q1 2010 Adjusted Net Income $3.4 Million; Adjusted Earnings Per Share $0.19 (1)

XIAMEN, China, May 18, 2010 -- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) (“VLOV” or the “Company”), China-based designer of VLOV brand men’s apparel, today announced financial results for the first quarter ended March 31, 2010.

Summary Financials

First Quarter Results (Unaudited)
	Q1 2010	Q1 2009	Change
Sales	$18.1 million	$17.9 million	+ 1.1%
Gross Profit	$6.9 million	$6.4 million	+ 8.2%
Income from Operations	$4.6 million	$5.0 million	- 8.6%
GAAP Net Income Adjusted Net Income	$1.1 million $3.4 million(2)	$3.8 million $3.8 million	- 71.6% - 1.0%
GAAP EPS (Diluted) Adjusted EPS (Diluted)	$0.06 $0.19(2)	$0.25 $0.25	- 76.0% - 24.0%
Weighted Average Diluted Shares	17,263,035	15,312,000	+ 12.7%

(2) Excludes non-cash loss of $2.3 million related to the change in fair value of warrants.

Sales - Net sales in the first quarter of 2010 were $18.1 million compared to $17.9 million in the first quarter of 2009.  The results reflect mixed performance throughout the regions where the Company’s distributors operate their VLOV points of sale (“POS”).  While sales increased in 8 of the 12 regions, particularly northeastern China, sales in some of the southern regions were down significantly due to some underperforming POS.  Because these locations were not consistent with VLOV’s enhanced brand image, they were closed by the distributors after the Chinese New Year and reopened in new locations during April.  The Company is providing regional marketing and advertising support in conjunction with the distributors.

Cost of Sales – Cost of sales for the first quarter of 2010 was $11.1 million, down 2.8% compared to $11.5 million in the 2009 period.  As a percentage of net sales, cost of sales decreased to 61.7% versus 64.2% a year ago, primarily due to the Company’s shift from sub-contract manufacturing to O.E.M. manufacturing that began in 2009.

Gross Profit - First quarter gross profit increased 8.2% to $6.9 million versus $6.4 million a year ago, while gross margin improved 250 basis points to 38.3% in the first quarter of 2010.  The increase in gross margin is primarily attributable to a 15% increase in the Company’s average selling price to its distributors.

Operating Expense - Operating expenses were $2.3 million, or 12.8% of sales, compared to $1.4 million, or 7.6% of sales, in the first quarter of 2009.  The year-over-year increase of $1 million is primarily attributable to higher selling expense, which reflects planned increases in advertising and marketing to help the Company penetrate new markets.  First quarter 2010 advertising expense totaled $1.4 million, or 7.5% of sales, which is consistent with the Company’s prior guidance for full year expenditures between 8%-10% of total sales in 2010.  This compares to $0.6 million, or 3.9% of sales in the first quarter of 2009.  General and administrative expenses increased to $0.8 million compared to $0.6 million a year ago, reflecting higher expenses related to design and product development initiatives.

Operating Income - Income from operations in the first quarter of 2010 came in at $4.6 million compared to $5.0 million in the first quarter of 2009.  Operating margin was 25.5% versus 28.2% in the 2009 period.

Net Income - Net income attributable to common stockholders in the first quarter of 2010 was $1.1 million, or $0.06 per diluted share, versus $3.8 million, or $0.25 per diluted share, in the comparable period of 2009.  2010 first quarter net income includes a non-cash loss of $2.3 million relating to the change in the fair value of warrants as a result of the Company’s classification and adoption of ASC 815-40-15 that requires the Company to record its warrants as a liability primarily because the Company’s functional currency is the Chinese Renminbi while the Company’s reporting currency is the US Dollar. The corresponding liability increase does not have to be settled in cash by the Company and will be allocated against the Company’s common stock if the warrants are exercised or eliminated if the warrants expire.

Adjusted Net Income - First quarter 2010 adjusted net income (non-GAAP) was $3.4 million, which excludes a $2.3 million non-cash loss related to the fair value of the Company’s warrants, as described above.  Adjusted diluted earnings per share (non-GAAP) were $0.19 versus $0.25 during the first quarter of 2009.(1)  The decrease was partially due to an additional 2.0 million shares included in the Company’s fully diluted share computation during the first quarter of 2010.  The increase in share count from 15.3 million in the 2009 period to 17.3 million in the 2010 period reflects the issuance of preferred and common shares and the dilutive effect of common stock purchase warrants from the Company’s financing in late 2009.

Mr. Qingqing Wu, Chairman and CEO of VLOV, stated, “Although first quarter sales were impacted by soft performance in some of our southern regions, we anticipate improved overall sales trends during the balance of the year.  We are focused on three key initiatives to drive sales:  1) We are working closely with all of our distributors to strengthen their existing VLOV points of sale, including potentially refurbishing select locations and increasing local marketing efforts.  2) As part of our strategy to evolve VLOV’s lifestyle brand positioning and extend our reach to higher income consumers, we have enhanced our design aesthetic to be more stylish and chic.  Similarly, the newest generation of VLOV POS reflects a contemporary, stylish and sophisticated image.  At the same time, we have raised our price points, which we expect will drive continued increases in gross margin performance this year. 3) We are implementing targeted advertising and marketing programs, including advertising the VLOV brand in key fashion publications such as GQ and Men’s Vogue, hosting VLOV fashion shows and sponsoring events that resonate with our target demographic.  In particular, we are focused on northeastern China, including Beijing, Shandong and Liaoning, which have a number of Tier II and Tier III cities that represent strong potential markets for the VLOV brand.

“Looking at the balance of 2010, we believe the Company is well-positioned to achieve sales growth and continued gross margin expansion while building long-term brand value through increased marketing and advertising efforts.  VLOV’s target customers have high discretionary income levels, they are discerning about the brands they buy and seek the stylish, chic, fashion-forward look that VLOV offers.”

Mr. Qingqing Wu concluded, “We are enthusiastic about our upcoming sales preview being held in Xiamen at the end of May.  We believe our designs will meet with excellent response from both our distributors and the fashion press and look forward to providing our investors with feedback from this important event.”

Balance Sheet

As of March 31, 2010, VLOV had $11.6 million in cash and cash equivalents, $18.0 million in working capital and no long-term debt.  The Company has a derivative liability of $6.0 million, reflecting the change in fair value of its common stock purchase warrants from December 31, 2009 to March 31, 2010.  The derivative liability will be allocated to equity if the warrants are exercised and eliminated if the warrants expire.

Inventories were at $2.4 million at March 31, 2010 compared to $285,000 at December 31, 2009.  The increase is attributable to relationships with three new O.E.M. manufacturers that required the Company to take delivery of finished products at our facility.  Consistent with the Company’s standard business practice, the Company anticipates that its new O.E.M manufacturers will deliver finished products directly to VLOV’s distributors as its relationships with those manufacturers evolve.  Accounts and other receivables were $11.2 million at March 31, 2010, which compares to $9.2 million at December 31, 2009.  The increase reflects the fact that certain customers made payments later than usual, but within payment terms.

Key Operating Metrics

POS – VLOV products were sold through 742 points of sale as of March 31, 2010, an increase of 8% compared to 689 locations a year ago.  The Company has agreements with 12 distributors in 12 regions throughout northern, central and southern China.  This compares to 14 distributors and 10 regions as of March 31, 2009.

Average Selling Price – VLOV’s average selling price at retail as of March 31, 2010 was $47, an increase of 15% compared to $41 a year ago.

(1) Adjusted net income and adjusted diluted earnings per share are non-GAAP measures that the Company uses as a metric to provide information about its operating trends and are considered important metrics in evaluating its business.  The Company defines adjusted net income and adjusted diluted earnings per share as net income before non-cash charges of $2.3 million resulting from non-cash losses incurred from the change in fair value of the Company’s warrant liability.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company’s warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV.  Accordingly, management excludes the change in the fair value of the Company’s warrants under ASC 815-40-15 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company’s financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income
(amounts in thousands, except for share and per share amounts)

Three months ended
March 31, 2010
GAAP Net Income	$1,071
GAAP Fully Diluted Earnings Per Share	0.06

Addition (deduction):
Change in fair value of warrants	2,341

Non GAAP Net Income	3,412
Non GAAP Fully Diluted Earnings Per Share	0.19

Shares used in computing net income per fully diluted share	17,263,035

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 15 to 34.  VLOV products are sold through 742 points of sale across northern, central and southern China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2010	December 31,
	(unaudited)	2009

ASSETS
Current Assets:
Cash and cash equivalents	$11,634	$11,036
Time deposits	2,240	-
Accounts and other receivables	11,174	9,191
Amount due from a director	-	2,428
Trade deposits	333	2,309
Inventories	2,362	285
Prepaid expenses	717	763
Total current assets	28,460	26,012
Property, plant and equipment, net	953	966
Land use rights	260	263
TOTAL ASSETS	$29,673	$27,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,837	$2,565
Accrued expenses and other payables	595	583
Amount due to a director	97	30
Derivative liability - common stock warrants	6,025	3,684
Short-term bank loans	587	734
Income taxes payable	1,416	1,601
Total current liabilities	10,557	9,197
Non-current Liabilities:
Other payable	75	75
Total liabilities	10,632	9,275

Stockholders’ Equity:
Common stock, $0.00001 par value, 100,000,000 shares authorized, 16,667,957 and 16,667,957 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 2,796,721 and 2,796,721 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively (liquidation preference $7,998,622)	4,003	4,003
Additional paid-in capital	6,319	6,319
Statutory reserve	913	913
Retained earnings	7,244	6,173
Accumulated other comprehensive income	561	560
Total stockholders' equity	19,041	17,969
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,673	$27,241

VLOV, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net sales	$18,067	$17,865
Cost of sales	11,145	11,467
Gross profit	6,922	6,398

Operating expenses:
Selling expenses	1,484	745
General and administrative expenses	835	616
	2,319	1,361

Income from operations	4,603	5,037

Other income (expenses):
Change in fair value of derivative liability	(2,341)	-
Interest income	26	7
Interest expense	(22)	(14)
	(2,297)	(7)

Income before provision for income taxes	2,266	5,030
Provision for income taxes	1,195	1,257

Net income	1,071	3,773

Other comprehensive income:
Foreign currency translation adjustment	(1)	16

Comprehensive income	$1,070	$3,789

Basic earnings per share	$0.06	$0.25

Diluted earnings per share	$0.06	$0.25

Weighted average number of common shares outstanding:
Basic	16,667,955	15,312,000
Diluted	17,263,035	15,312,000

VLOV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net income	$1,071	$3,773
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17	26
Change in fair value of derivative liability	2,341	-
(Increase) decrease in assets:
Accounts receivables	(1,983)	(1,627)
Trade deposits	1,975	-
Inventories	(2,077)	23
Prepaid expenses	46	(22)
Increase (decrease) in liabilities:
Accounts payable	(728)	1,485
Accrued expenses and other payables	14	(284)
Income and other tax payables	(185)	(47)

Net cash provided by operating activities	$491	$3,327

Cash flows from investing activities:
Purchases of property, plant and equipment	(1)	-
Time deposits	(2,240)	-
Amount due to/from a director	2,494	-
Net cash provided by investing activities	$253	$-

Cash flows from financing activities:
Proceeds from debt financing	293	440
Payments of short-term debt	(440)	(293)
Payments of dividend	-	(5,128)
Net cash used in financing activities	(147)	(4,981)
Effect of exchange rate changes	1	(5)
Net (decrease) increase in cash and cash equivalents	598	(1,659)
Cash and cash equivalents, beginning of period	11,036	2,863
Cash and cash equivalents, end of period	$11,634	$1,204

Supplemental disclosure of cash flow information:
Interest paid	$2	$14
Income taxes paid	$1,092	$571

For further information, please contact:

Bennet Tchaikovsky
Chief Financial Officer
VLOV, Inc.
310-622-4515
bennet@vlov.net

Christine Greany
HC International, Inc.
858-523-1732
christine.greany@hcinternational.net

Howard Gostfrand
American Capital Ventures, Inc.
305-918-7000
hg@amcapventures.com